NEWS RELEASE

For further information, please contact:
Bruce E. Moroney Sr. Vice President & Chief Financial Officer 610-873-5253 bmoroney@dnbfirst.com

FOR IMMEDIATE RELEASE

DNB Financial Corporation
Reports Earnings for the Third Quarter

(November 2, 2004 — Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association (the “Bank”), today reported results for the third quarter. Current highlights include:

•	Continued Progress in Balance Sheet Repositioning

•	Improved Asset Quality

•	Investment in Key Management Positions

Earnings
During the third quarter 2004, DNB reported net income of $724,000 or $0.38 per share on a diluted basis, compared to a net loss of $101,000 or $0.05 per share on a diluted basis in the third quarter of 2003. For the nine months ended September 30, 2004, earnings were $2.1 million or $1.09 per share on a diluted basis, compared to a profit of $818,000 or $0.42 diluted earnings per share for the same period in 2003. The loss in the third quarter of 2003 was due primarily to investment portfolio restructuring costs totaling $466,000 as well as $341,000 in additional pension expense caused by higher service costs. The increased income in both current periods continues to reflect the positive effect of DNB’s ongoing balance sheet repositioning that began in the third quarter of 2003.

Continued Progress in Balance Sheet Repositioning
DNB grew its loan portfolio, reduced FHLB borrowings and increased deposits and repurchase agreements in a continuing effort to reposition its balance sheet during the first nine months of 2004. Loans increased $4.8 million or 2.2% during the third quarter of 2004 and $22.8 million or 11.2% during the nine months ended September 30, 2004, with solid growth in both the commercial and consumer sectors. Commercial loans and leases increased $2.0 million and $11.4 million, while consumer loans increased $232,000 and $8.6 million during the same three and nine-month fiscal periods. In addition, DNB increased its deposit base and commercial repurchase agreements by $12.2 million and $27.7 million respectively, during the nine months ended September 30, 2004. These changes, combined with the restructuring that took place in the latter part of 2003, have resulted in a $1.6 million or 19.2% increase in net interest income for the first nine months of 2004, over the same period in 2003.

Improved Asset Quality
DNB’s asset quality continued to improve during the quarter ended September 30, 2004 as total non-performing loans dropped $2.0 million or 83% to $406,000. As a result, DNB’s non-performing loans to total loans ratio improved to .18%, compared to 1.08% at June 30, 2004 and 1.5% at December 31, 2003. The allowance for loan losses was $4.4 million at September 30, 2004, compared to $4.5 million at June 30, 2004 and $4.6 million at December 31, 2003. The allowance to total loans ratio remains strong at 1.96%.

Investment in Key Management Positions
Continuing with the effort to strengthen key leadership roles, DNB First has announced two more additions to its growing management team. In order to expand its commercial lines of business, DNB announced recently that Tom Kline has joined DNB as Senior Vice President and Head of its Commercial Real Estate Department. Mr. Kline brings over 28 years of banking experience specializing in business development for real estate lending and financial products. In addition Patricia Corby recently joined the Bank as its new Retail Sales Manager. Ms. Corby will assist DNB in growing its retail franchise by working with branch staff in product education, identifying sales opportunities and tracking results. Both positions underscore the growth and momentum that DNB has been enjoying, as well as its continued commitment to the region.

DNB First, NA, a $433 million community bank headquartered in Chester County, Pennsylvania, is the oldest independent bank in the county with nine full-service offices. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services under the name DNB Advisors. For more information, go to www.dnbfirst.com. Inquiries regarding the purchase of DNB Financial Corporation stock may be made through the market makers listed on our website at http://www.dnbfirst.com.

This press release contains statements that are not of historical facts and may pertain to future operating results or events or management’s expectations regarding those results or events. These are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are either beyond our control or not reasonably capable of predicting at this time. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. Readers of this press release are accordingly cautioned not to place undue reliance on forward-looking statements. DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise. With regard to DNB’s balance sheet repositioning, the degree to which these steps can be accomplished will depend on a number of factors, including changes in the interest rate environment for loans, investments and deposits, loan prepayments, market opportunities for new loan and participation originations, and the availability of loan and lease receivables for purchase at attractive prices and yields, as well as management’s assessment of the timing of each of these opportunities and steps in light of future, unknown developments affecting DNB’s business generally.

	DNB Financial Corporation
	Summary of Financial Statistics
	(Dollars in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
EARNINGS:
Total interest income	$5,192	$4,735	$14,976	$14,059
Total interest expense	1,741	1,769	5,044	5,724
Net interest income	3,451	2,966	9,932	8,335
Provision for loan losses	0	0	0	0
Non-interest income	707	356	2,316	1,866
Non-interest expense	3,273	3,695	9,646	9,458
Income (loss) before income taxes	885	(373)	2,602	743
Income tax expense (benefit)	161	(272)	500	(75)
Net income (loss)	724	(101)	2,102	818
Net income (loss) per share, diluted*	$0.38	($0.05)	$1.09	$0.42
PERFORMANCE RATIOS:
Interest rate spread (tax-equivalent basis)	3.45%	3.23%	3.46%	3.06%
Net interest margin (tax-equivalent basis)	3.47%	3.25%	3.48%	3.09%
Return on average equity	11.34%	-1.60%	10.93%	4.24%
Return on average assets	0.66%	-0.10%	0.67%	0.28%
	September 30

	2004	2003

FINANCIAL POSITION:
Total assets	$433,272	$421,260
Loans	226,362	189,138
Deposits	304,600	279,976
Borrowings	100,559	114,696
Stockholders’ equity	25,847	24,763
EQUITY RATIOS:
Tier 1 leverage ratio	6.88%	7.24%
Risk-based capital ratio	12.52%	12.60%
Book value per share*	$13.81	$13.15
* All per share amounts have been restated to reflect the 5% stock dividend paid December 27, 2003.